AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT    AGREEMENT (this "Agreement") is entered into as of November 6, 2017 (the "Effective Date', by and between Stewart Information Services Corporation, a Delaware corporation (the "Company"), and John L. Killea ("Executive") (collectively, the "Parties" This Agreement amends, restates and supersedes any prior written employment agreement between the Parties and any other written or unwritten agreement or understanding between the Parties regarding the subject matter hereof.

The Company and Executive agree as follows:

1.Definitions. The following terms used in this Agreement shall, unless otherwise clearly required by the context, have the meanings assigned to them in this Section 1,

"Annual Salary" means the annual salary payable to Executive in the amount of four hundred fifty thousand dollars ($450,000), as it may be adjusted by the Company from time to time.

"Benefits" has the meaning set forth in Section 4.5.

"Board'' means the Board of Directors of the Company.

"Cause" means, in the good faith determination of the Board, any of the following:

(a)Executive's willful failure to substantially perform Executive's duties with the Company (other than by reason of Executive's Disability), after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which the Company believes that Executive has not substantially performed such duties, and Executive has failed to remedy the situation within thirty (30) days of such written notice from the Company;

(b)	Executive's gross negligence in the performance of Executive's duties;

(c)Executive's conviction of, or plea of guilty or nolo contendre to any felony or any crime involving moral turpitude or the personal enrichment of Executive at the expense of the Company;

(d)Executive's willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, including, without limitation, Executive's breach of fiduciary duties owed to the Company;

(e)Executive's willful violation of any material prov1s10n of the Company's code of conduct;

(f)Executive's willful violation of any of the material covenants contained in Section 5;

(g)Executive's act of dishonesty resulting in or intending to result in personal gain at the expense of the Company; or

(h)Executive's engaging in any material act that is intended or may be reasonably expected to harm the reputation, business prospects, or operations of the Company.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Business" means the business of providing real estate services, including title insurance, closing and settlement services, real estate information services, escrow services and other transaction services or any other business that the Company or any of its affiliates engages in or becomes or contemplates becoming engaged in.

"Confidential Information" means confidential or proprietary information of the Company and its affiliates, including, without limitation, information of a technical and business nature regarding the past, current or anticipated business of the Company and its affiliates that may encompass financial information, financial figures, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, employee information, organizational charts, new personnel acquisition plans, technical processes, inventions and research projects, ideas, discoveries, inventions, improvements, writings and other works of authorship.

"Conflict of Interest" has the meaning set forth in Section 5.7.

"Date of Termination" means the date that is Executive's last day of work for the Company.

"Disability" means a physical or mental disability, whether total or partial, as defined by the Company's Long-Term Disability Plan, as in effect from time to time.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Expenses" means all damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any other expenses incurred in establishing a right to indemnification under this Agreement.

"Omnibus Plan" means the Company's shareholder approved incentive plan or plans, which may include long-term equity-based compensation plans, short-term performance based compensation plans and any other similar plans, as such may be in effect, amended and/or superseded from time to time.

"Proceeding" means any action, suit or proceeding, whether civil, criminal, administrative or investigative.

"Restrictive Covenants" has the meaning set forth in Section 5.8.

"Term" has the meaning set forth in Section 2.

2.Term. The term of this Agreement (the "Term") begins on the Effective Date and continues until the third anniversary of the Effective Date; provided, however, that this Agreement shall renew for a one-year period (and for successive one-year periods thereafter) unless either of the Parties provides the other Party with a written notice of non-renewal at least (thirty) 30 days prior to the end of current Term; provided, however, that Executive's employment may terminate at an earlier date as established by either Executive or the Company by means of a written notice provided by the Party initiating such termination to the other Party, which termination date shall be no earlier than thirty (30) days following the date such notice of termination is provided. In the event notice of termination is provided by Executive to the Company, the Company may, at its sole and absolute discretion, establish a termination date for Executive that is prior to the termination date indicated in Executive's notice to the Company. For purposes of clarity and avoidance of doubt, any provisions of this Agreement that extend beyond the termination of Executive's employment shall continue in effect as provided herein.

3.Title and Duties. Executive shall serve as the President, Chief Legal Officer & Chief Compliance Officer of the Company and/or such other executive position as the Board shall determine from time to time. Executive will have duties and responsibilities appropriate to
Executive's position, and shall report to Chief Executive Officer, or to such other officer of the Company as may be designated by the Company's Board as Executive's direct manager from time to time. In addition, Executive will have such duties and responsibilities as the Board may assign from time to time. Executive will devote all reasonable efforts and all of his business time to the Company.

4.	Compensation and Benefits.

4.1.Annual Salary. The Annual Salary will be payable in accordance with the payroll policies of the Company in effect from time to time, but in no event less frequently than twice each month, less any deductions required to be withheld by applicable law and less any voluntary deductions made by Executive.

4.2.Incentive Compensation. Executive shall be eligible to receive long and short-term incentive compensation in the form of annual bonuses or long-term grants under the Omnibus Plan. The decision to award any incentive compensation to Executive under the Omnibus Plan and the amount and terms of any such awards or grants are subject to change from year to year and shall be in the sole and absolute discretion of the administrative committee for the Omnibus Plan. Effective as of January 1, 2018, Executive's short-term incentive compensation shall have a target payout equal to Executive's Annual Salary, subject to payment of more or less than such target payout as determined by reference to the performance goals established for the year and the discretion of the Compensation Committee of the Board, pursuant to the terms of the Company's plan that provides for short-term performance-based bonus compensation, as such plan may be amended or superseded from time to time. Executive's 2017 short-term incentive compensation shall not be modified by the terms of this Agreement, except that Executive's actual base salary amount paid during 2017 shall be used in calculating the 2017 short-term incentive target (which includes the increase in Annual Salary under this Agreement). In addition, commencing in 2018, Executive annually shall be granted stock rights under the Omnibus Plan with a target grant date fair value (determined as of the date of grant) equal to 100% of Executive's Annual Salary, as in effect from time to time, on such terms and conditions as are established by the Compensation Committee of the Board, at its discretion, and otherwise on the terms and conditions as are applicable under the Omnibus Plan as in effect from time to time.

4.3.Retention Grant. Company shall make a one-time grant to Executive under the Omnibus Plan in the form of restricted stock units ("Stock Units"), to be granted as of the Effective Date, with a value equal to seven hundred fifty thousand dollars ($750,000), determined by reference to the closing price of the Company's stock on the most recent prior date as of which trading in the Company's stock occurred.
(a)The Stock Units shall vest as follows (provided Executive remains continuously employed through the relevant vesting date):

(i)Thirteen and thirty-three one hundredths percent (13.33%) of the Stock Units granted pursuant to this Section 4.3 shall vest on the first anniversary of the Effective Date;

(ii)An additional twenty percent (20%) of the Stock Units granted pursuant to this Section 4.3 shall vest on the second anniversary of the Effective Date;

(iii)An additional thirty three and thirty-three one hundredths percent (33.33%) of the Stock Units granted pursuant to this Section 4.3 shall vest on the day after the second anniversary of the Effective Date; and

(iv)The remainder of the Stock Units granted pursuant to this Section 4.3 shall vest on the third anniversary of the Effective Date.

(b)The Stock Units shall be settled, contingent on the vesting of the Stock Units, on the following schedule:

(i)Thirteen and thirty-three one hundredths percent (13.33%) of the Stock Units shall be settled on or as soon as practicable following the first anniversary of the Effective Date;

(ii)Twenty percent (20%) of the Stock Units shall be settled on or as soon as practicable following the second anniversary of the Effective Date; and

(iii)The balance of the vested Stock Units shall be settled on or as soon as practicable following the third anniversary of the Effective Date.

Notwithstanding anything set forth in any other program or plan otherwise applicable to Executive, the vesting of the Stock Units shall not be accelerated except as expressly set forth in this Agreement.

(c)Notwithstanding anything set forth above to the contrary, in the event there is a Change of Control (as hereinafter defined) and, in connection with, or during the twenty-four (24) month period following, the consummation of the relevant transaction, Executive incurs a separation from service (as that term is defined for purposes of Code Section 409A) by reason of the Company's termination of Executive's employment without Cause or, in connection with, or during the twenty-four (24) month period following the consummation of the relevant transaction, Executive incurs a separation from service by reason of Executive's resignation for Good Reason, then the outstanding Stock Units shall be fully vested as of the date of Executive's separation from service, and settlement shall occur as soon as practicable following Executive's separation from service, subject to a six month waiting period in the event such delay in settlement is required in order to comply with Code Section 409A(a)(2)(B)(i) (regarding required delay in payment of nonqualified deferred compensation to "specified employees"). For purposes of this Section 4.3(c), a "Change of Control" shall be deemed to have occurred if any of the following events shall occur:

(i)any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act") is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

(ii)there occurs a proxy contest or a consent solicitation, or the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization, as a consequence of which members of the Board in office immediately prior to such transaction or event thereafter constitute less than a majority of the Board;

(iii)there occurs a reverse merger involving the Company in which the Company is the surviving corporation but the shares of common stock of the Company outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise;

(iv)there is a sale of other disposition of all or substantially all of the assets of the Company;

(v)there is an adoption of any plan or proposal for theliquidation or dissolution of the Company; or

(vi)Stewart Title Guaranty Company is placed in supervision, receivership, conservatorship, or special administrative action by the Texas Department of Insurance.

Notwithstanding the foregoing, in any circumstance or transaction in which compensation resulting from or in respect of an Award would result in the imposition of an additional tax under Section 409A if the foregoing definition of "Change of Control" were to apply, but would not result in the imposition of any additional tax if the term "Change of Control" were defined herein to mean a "change in control event" within the meaning of Treasury Regulation Section 1.409A- 3(i)(5), then "Change of Control" shall mean a "change in control event" within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Section 409A.

4.4.Vacation Policy. Executive shall be entitled to paid vacation consistent with other similarly situated Company executives, subject to the Company's paid time off or vacation policy as may be in effect from time to time.

4.5.Participation in Employee Benefit Plans. Executive may participate in any group life, hospitalization or disability insurance plan, health program, retirement plan, similar benefit plan or other so called "fringe benefits" of the Company as are offered to other similarly situated senior executive officers and key management employees from time to time (collectively, "Benefits"). Executive's participation in any such plans shall be on the terms and conditions set forth in the governing plan documents as they may be in effect from time to time.

4.6.General Business Expenses. The Company shall pay or reimburse Executive for all business expenses reasonably and necessarily incurred by Executive in the performance of Executive's duties under this Agreement, consistent with the Company's business expense reimbursement policy, as in effect from time to time.

4.7.Other Benefits. Executive shall be entitled to participate in or receive benefits under any compensatory employee benefit plan or other benefit or similar arrangements made available by the Company now or in the future to its senior executive officers and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans or arrangement.

4.8.Clawback Policy. Executive agrees that the compensation and benefits provided by the Company under this Agreement or otherwise may be subject to recoupment under the Company's Clawback Policy, as in effect from time to time. A copy of the current clawback Policy is available on request.

4.9.Stock Ownership. Executive understands and agrees that Executive may be subject to the Company's stock ownership policy, as such policy may be in effect from time to time (the "Stock Ownership Policy") and shall take all appropriate steps to comply with the Stock Ownership Policy. A copy of the Stock Ownership Policy is available on request. Executive understands and the Company agrees that notice of changes to the Stock Ownership Policy shall be made available by the Company as appropriate.

4.10.	Perquisites. Executive shall be entitled to the following perquisites:

(a)	Auto allowance of seven hundred dollars ($700) per month; and

(b)	Such other perquisites as may be determined to be appropriate by the Board.

5.	Confidentiality and Company Property, Non-Competition and Non-Solicitation.

5.1.Confidentiality, Non-Solicit, and Non-Compete Agreement. Executive agrees that, as a condition of Executive's employment, Executive shall execute and shall be bound by the terms of the Confidentiality, Non-Solicit, and Non-Compete Agreement attached hereto as Exhibit A, the terms of which are incorporated herein by reference.

5.2.Non-Disparagement. Executive also agrees, as a condition of Executive's employment, that Executive and Executive's immediate family will not make any comments to the employees, vendors, customers, or suppliers of the Company or any of its affiliates, or to any media outlet or to others with the intent to impugn, castigate or otherwise damage the reputation of Company, any of its affiliates or any of the owners, directors, officers, or employees of Company.

5.3.Covenants Independent. The covenants of Executive contained in this Section 5 will be construed as independent of any other provision in this Agreement; and the existence of any claim or cause of action by Executive against the Company will not constitute a defense to the enforcement by the Company of said covenants. Executive has been advised to consult with counsel in order to be informed in all respects concerning the reasonableness and propriety of this Section 5 and its provisions with the specific regard to the nature of the business conducted by the Company. Executive acknowledges that this Section 5 and its provisions are reasonable in all respects.

5.4.Company Property. All memoranda, notes, lists, records, and other documents or papers (and all copies thereof) relating to the Company and its affiliates, including such items stored in computer memories, microfiche or by any other means, made or compiled by or on behalf of Executive in connection with Executive's employment, or made available to Executive shall be the property of the Company, and shall be delivered to the Company promptly upon the termination of Executive's employment with the Company or at any other time upon the Company's request; provided, however, that Executive's address books, diaries and chronological correspondence files (including digital formats) shall be deemed to be property of Executive (except to the extent any of the foregoing contain Confidential Information).

5.5.Original Material. Without limiting the terms and conditions of the Confidentiality, Non-Solicit, and Non-Compete Agreement attached hereto as Exhibit A and in accordance therewith, (a) Executive hereby agrees that any inventions, discoveries, improvements, ideas, concepts or original works of authorship relating directly to the Company Business, including without limitation information of a technical or business nature such as ideas, discoveries, inventions, trade secrets, know-how, writings and other works of authorship, computer programs, financial figures, marketing plans, customer lists and data, business plans or methods and the like, which relate in any manner to the actual or anticipated business or the actual or anticipated areas of business of the Company and its divisions and affiliates, whether or not protectable by patent or copyright, that have been originated, developed or reduced to practice by Executive alone or jointly with others during Executive's employment with the Company (and any and all intellectual property rights related thereto) shall be the property of and belong exclusively to the Company, (b) Executive shall promptly and fully disclose to the Company the origination or development by Executive of any such material and shall provide the Company with any information that it may reasonably request about such material and (c) both, either during or subsequent to Executive's employment, upon the request and at the expense of the Company or its nominee, and for no remuneration in addition to that due Executive pursuant to Executive's employment by the Company, but at no expense to Executive, Executive hereby agrees to execute, acknowledge, and deliver to the Company or its attorneys any and all instruments which, in the judgment of the Company or its attorneys, may be necessary or desirable to secure or maintain for the benefit of the Company adequate patent, copyright, and other property rights in the United States and foreign countries with respect to any such inventions, improvements, ideas, concepts, or original works of authorship embraced within this Agreement.

5.6.Non-Competition During Employment. Executive agrees that during Executive's employment with the Company Executive will not compete with the Company by engaging in the Company Business or in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company provides, and that Executive will not work for (in any capacity), assist, or became affiliated with as an owner, partner, or otherwise, either directly or indirectly, any individual or business which engages in the Company Business or offers or performs services, or offers or provides products substantially similar to the services and products provided by the Company.

5.7.Conflicts of Interest. Executive agrees that, during his employment with the Company, he will not engage, either directly or indirectly, in any activity which might adversely affect the Company or its affiliates (a "Conflict of Interest"), including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or acceptance of any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that Executive will promptly inform the Board as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to the Company any other facts of which Executive becomes aware which might in Executive's good faith judgment reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

5.8.Rights and Remedies Upon Breach. If Executive breaches any of the prov1s10ns contained in Section 5, including any provisions of Exhibit A (collectively, the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity, including, without limitation, recovery of money damages and termination of this Agreement:

(a)Specific Performance.    The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, and the right to seek an injunction without bond and enjoin any breach of the Restrictive Covenants, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

(b)Accounting. The right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any action constituting a breach of the Restrictive Covenants.

(c)Remedies For Violation of Non-Competition or Confidentiality Provisions. Executive acknowledges and agrees that: (i) the skills, experience and contacts of Executive are of a special, unique, unusual and extraordinary character which give them a peculiar value; (ii) because of the business of the Company, the restrictions agreed to by Executive as to time and area contained in this Section 5 are reasonable; and (iii) the injury suffered by the Company by a violation of this Section 5 will be difficult to calculate in damages in an action at law and damages cannot fully compensate the Company for any violation of any obligation or covenant in this Section 5. Executive's compliance with this Section 5 is a condition precedent to the Company's obligation to make payments of any nature to Executive (including, without limitation, payments otherwise payable pursuant to the LTI Plan).

5.9.Materiality and Conditionality of This Section 5. The covenants contained in this Section 5 are material to this Agreement. Executive's agreement to strictly comply with this Section 5 is a precondition for Executive's receipt of payments of any nature under this Agreement (including, without limitation, payments otherwise payable pursuant to the LTI Plan). Whether or not this Section 5 or any portion thereof has been held or found invalid or unenforceable for any reason whatsoever by a court or other constituted legal authority of competent jurisdiction, upon any violation of this Section 5 or any portion thereof, or upon a finding that a violation would have occurred if this Section 5 or any portion thereof were enforceable, Executive and the Company agree that (i) Executive's interest in unvested awards granted pursuant to the LTI Plan shall automatically lapse and be forfeited; and (ii) Company shall have no obligation to make any further payments to Executive under this Agreement.

5.10.Severability, Modification of Covenants. The Restrictive Covenants shall survive the termination or expiration of this Agreement, and in the event any of the Restrictive Covenants shall be held by any court to be effective in any particular area or jurisdiction only if said Restrictive Covenant is modified to be limited in its duration or scope, then, at the sole option of Company, the provisions of Section 5.9 may be deemed to have been triggered, and the rights, liabilities and obligations set forth therein shall apply. In the event Company does not elect to trigger application of Section 5.9, then the court shall have such authority to so reform the covenants and the parties hereto shall consider such covenants and/or other provisions of this Section 5 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written. Should any court hold that the covenants in this Section 5 are void and otherwise unenforceable in a particular area or jurisdiction, then notwithstanding the foregoing provisions of this Section 5.10, the provisions of Section 5.9 shall be applicable and the rights, liabilities and obligations of the parties set forth therein shall apply. Alternatively, at the sole option of Company, Company may consider such covenants to be amended and modified so as to eliminate therefrom the particular area or jurisdictions as to which such covenants are so held void or otherwise unenforceable and, as to all other areas and jurisdictions covered herein, the covenants contained herein shall remain in full force and effect as originally written.

5.11.Agreement Limitations. Nothing in this Agreement (i) prohibits Executive from reporting an event that he reasonably and in good faith believes is a violation of law to the relevant governmental or law-enforcement agency (such as the Securities and Exchange Commission or Department of Labor), (ii) requires notice to or approval from the Company before doing so, or (iii) prohibits Executive from cooperating in an investigation conducted by such a governmental or law enforcement agency. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement requires Executive to waive any monetary award or other payment that Executive might become entitled to from any relevant governmental or law enforcement agency. This may include a disclosure of trade secret information provided that it must comply with the restrictions in the Defend Trade Secrets Act of 2016 (DTSA). The DTSA provides that no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (ii) is made in a complaint or other document if such filing is under seal so that it is not made public. Also, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

6.	Termination.

6.1.In general, on termination of Executive's employment for any reason, the following amounts (the "Accrued Amounts") will be paid to Executive, or Executive's estate, as the case may be:

(a)All accrued but unpaid Annual Salary, payable in a lump sum within (thirty) 30 days following Executive's termination of employment;

(b)Accrued but unused vacation time, to the extent payment is either required by law or provided for in the Company's vacation or paid-time-off policy, as such may be in effect from time to time;

(c)Any amounts payable to Executive under the terms of any employee benefit plans in which Executive was a participant;

(d)Reimbursement of any of Executive's business expenses not previously reimbursed, to the extent provided for under the Company's business expense reimbursement policy; and

(e)Any other amounts that determined to be due under the terms of the Omnibus Plan, or any grants or awards made thereunder.

6.2.Termination upon Death. If during the Term Executive dies, this Agreement shall terminate, and in addition to the Accrued Amounts, and to the extent not inconsistent with the Omnibus Plan, Executive's estate shall be entitled to an amount equal to Executive's short-term incentive compensation target payout for the fiscal year in which Executive dies, payable within 30 days from the date of death, such percentage to be determined by dividing the number of full, completed calendar months worked by Executive during such fiscal year by 12.

6.3.Termination for Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate Executive's employment under this Agreement and discharge Executive for Cause, in which case Executive shall not be entitled to any payments or benefits other than the Accrued Amounts.

6.4.Termination without Cause. The Company has the right, at any time during the Term to terminate Executive's employment without Cause by providing Executive with notice at least ninety (90) days prior to the effective date of such notice.

(a)In the event Executive's employment is terminated without Cause, subject to Section 6.8 below, in addition to the Accrued Amounts, Executive shall be entitled to such benefits as may be provided pursuant to the Company's Executive Separation Pay and Change in Control Plan (the "Executive Separation Pay Plan"). For purposes of clarity and avoidance of doubt, Executive's entitlement to any severance pay benefits described in this Section 6.4 shall be subject to the requirements set forth for eligibility for benefits under the Executive Separation Pay Plan, including the execution and non-revocation of a release of claims against the Company and Executive's adherence to this Agreement and any restrictive covenant agreements with the Company. The Company shall also have the right to terminate Executive's employment without Cause with less than ninety (90) days' advanced notice, but shall pay, in addition to anything payable under the Separation Pay Plan, Executive's Annual Salary as determined for the period that represents ninety (90) days' of continued employment, reduced by the period of actual advanced notice of termination provided by the Company. In the event of Executive's termination without Cause, Executive shall have the right to elect to voluntarily retire and to receive the benefits and compensation provided on voluntary retirement; provided Executive complies with any applicable requirements for benefits and compensation provided in connection with a voluntary retirement.

6.5.Termination upon Disability. If during the Term Executive experiences a Disability, the Company shall, by written notice to Executive, terminate Executive's employment with the Company. Any such termination of Executive's employment shall be treated for these purposes as Executive's Voluntary Retirement (as hereinafter defined), and Executive shall be entitled to the benefits provided for under Section 6.8(c) of this Agreement.
..
6.6.Resignation for Good Reason. Executive's resignation for Good Reason, as set forth below, shall be treated in all respects like a Termination by the Company without Cause. For these purposes, the following provisions shall be applicable:

(a)The term "Good Reason" shall mean any of the following:

(i)The occurrence of any material breach by the Company or any of its affiliates of the terms of this Agreement or of the terms of any other material agreement between Executive and the Company or any of its affiliates;

(ii)The Company's or its successor's assignment to Executive of any duties materially inconsistent with Executive's position as Chief Legal Officer of the parent holding company as opposed to any of its subsidiaries, including any other action which results in a material diminution in such status, title, authority, duties or responsibility; provided, however, that in no event shall the Company's re-assignment to Executive of his title or duties as in effect immediately prior to the Effective Date (i.e., to narrow Executive's title to Chief Legal Officer & Chief Compliance Officer (but not President) and narrow his duties and role commensurate with such title), result in Good Reason; or

(iii)The relocation of Executive's office to a location more than 35 miles outside Executive's office location as agreed at time of execution of Agreement.

(b)In order for Executives resignation to be deemed to be for Good Reason, Executive must provide written notice to the Company specifying the event or condition claimed to constitute Good Reason for Executive's resignation within sixty (60) days following the initial existence of such event or condition, the Company must, thereafter, have failed to have cured or corrected such event or condition within sixty (60) days following receipt of the initial notice from Executive and Executive must, then resign from employment and separate from service with the Company no later than thirty (30) days after the end of the Company's sixty (60) day cure period.

6.7.Resignation Without Good Reason. Executive has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving ninety (90) days' advance notice, to resign his employment under this Agreement. If such resignation does not qualify as Good Reason (pursuant to Section 6.6 above) or a resignation on account of Voluntary Retirement (pursuant to Section 6.8(c) below), the Executive shall only be entitled to receive the Accrued Amounts. To the extent Executive terminates employment upon a Voluntary Retirement, Executive shall be entitled to the payments and benefits described in Section 6.8(c) below.

6.8.Current    Equity    Awards,    Severance    and    Retirement    Benefits. Notwithstanding the above or anything else set forth in this Agreement:

(a)The terms of Executive's long-term incentive awards outstanding prior to the Effective Date, which terms are set forth in the Executive's employment agreements in effect prior to this Agreement (including, for clarity, the Prior Agreement as hereinafter defined) and in any other applicable plan or award documentation, including the vesting schedule and treatment upon a change in control (as defined in the current award terms) or termination of Executive's employment, shall not be modified or amended by this Agreement and will remain in full force and effect;

(b)Until the date on which the Company adopts the Executive Separation Pay Plan, the Executive shall continue to be eligible to receive the severance payments as set forth in, and subject to the terms of, Section 6.6 of the Amended and Restated Employment Agreement dated January 1, 2016 prior to the amendment and restatement of such agreement hereunder (the "Prior Agreement"); and

(c)In the event Executive terminates employment under circumstances constituting a Voluntary Retirement (as defined in the Prior Agreement) prior to December 31, 2018, Executive shall be entitled to receive retirement payments under the Prior Agreement (provided all requirements for such payments are satisfied). Such payments shall be calculated using the Annual Salary and STI Plan target (as defined in the Prior Agreement) as in effect immediately prior to the Effective Date. Effective on and after January 1, 2019, subject to the Company's adoption of an Executive Voluntary Retirement Plan (or other plan providing for retirement payments to senior executive officers of the Company on retirement), this Section 6.8(c) shall be superseded.

7.	Section 409A; Certain Excise Taxes.

7.1.In-kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement or in any Company policy with respect to such payments, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission in accordance with the Company's policies regarding reimbursements, but in no event later than the last day of Executive's taxable year following the taxable year in which the expense was incurred. This Section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive. In addition, and notwithstanding anything herein to the contrary, in the event any payments hereunder are determined to be payments of deferred compensation to which Code Section 409A is applicable, and such payments are made by reason of Executive's separation from service, such payments shall be made no earlier than the first (1st) day of seventh (7th) month following Executive's separation from service to the extent such deferral is required to avoid a violation of Code Section 409A(a)(2)(B)(i).

7.2.Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a "disqualified individual" (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its affiliates will be one dollar ($1.00) less than three times Executive's "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a "parachute payment" exists, exceeds one dollar ($1.00) less than three times Executive's base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 7.2 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive's excise tax liabilities under Section 4999 of the Code.

7.3.Tax Law Changes. To the extent any changes to the Code or regulations thereunder following the Effective Date result, or could result, in the accelerated taxation to Executive of any nonqualified deferred compensation or equity based compensation, then the Parties shall use commercially reasonably efforts to amend or supplement the terms of this Agreement as may be necessary or appropriate to preserve the economic benefit of the compensation arrangements, which may, in the sole discretion of the Company, include payment to Executive of a portion of the nonqualified deferred compensation or settling the equity based compensation at the time such compensation is required to be taken into income, with the portion paid or provided to Executive being sufficient to provide Executive with the funds needed to pay the tax liability when due. Notwithstanding the previous sentence, nothing in this Section 7.3 shall (i) be construed as a representation by the Company of the future tax treatment of any nonqualified deferred compensation or equity based compensation arrangements, (ii) create an obligation of the Company to accelerate any payments, benefits, or vestings if such acceleration would subject the Company to foregone deductions or penalties, or (iii) create an obligation of the Company to provide any gross-up or indemnity payment to Executive.

8.	Indemnification.

8.1.General. The Company agrees that if Executive is made a party or is threatened to be made a party to any Proceeding by reason of the fact that Executive is or was a trustee, director or officer of the Company, or any predecessor to the Company (including any sole proprietorship owned by Executive) or any of their affiliates or is or was serving at the request of the Company, any predecessor to the Company (including any sole proprietorship owned by Executive), or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Texas or Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

8.2.Enforcement. If a claim or request under this Section 8 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, Executive may at any time thereafter bring an arbitration claim against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Texas or Delaware law.

8.3.Partial Indemnification. If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.

8.4.Advances of Expenses. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such Expenses, but only in the event that Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Executive is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

8.5.Notice of Claim. Executive shall give to the Company notice of any claim made against Executive for which indemnification will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive's power and at such times and places as are convenient for Executive.

8.6.Defense of Claim. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

(a)The Company will be entitled to participate therein at its own expense;

(b)	Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company's sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Executive also shall have the right to employ his own counsel in such action, suit or proceeding if Executive reasonably concludes that failure to do so would involve a conflict of interest between the Company and Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company; and

(c)The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on Executive without Executive's written consent. Neither the Company nor Executive will umeasonably withhold or delay their consent to any proposed settlement.

8.7.Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 8 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

9.	Miscellaneous.

9.1.Legal Fees and Expenses. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive prevails to a substantial extent with respect to Executive's claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses.

9.2.Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by courier service, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed or sent by courier service, on the date of actual receipt thereof, as follows:

if to the Company, to:

Chief Executive Officer
1980 Post Oak Blvd.
Houston, Texas 77056

if to Executive, to:

John L. Killea
1901 Post Oak Boulevard, Unit 4507
Houston, Texas 77056

Any party may change its address for notice hereunder by notice to the other party hereto.

9.3.Entire Agreement. Subject to Section 6.7 above, this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (including but not limited to prior employment agreements and incentive plans and agreements), written or oral, with respect thereto, however, the terms of any benefit plans shall remain in force and effect.

9.4.Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.5.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof) and disputes settled in arbitration in Houston, Texas.

9.6.Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by Executive and may be assigned by the Company only to a successor by merger or purchasers of substantially all of the assets of the Company or its affiliates.

9.7.Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.8.Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.9.No Presumption Against Interest. This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision of this Agreement shall be construed against any party as being drafted by said party.

9.10.No Duty to Mitigate. Executive shall not be required to mitigate damages with respect to the termination of his employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided in this Agreement. Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive, and the Company's obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

9.11.Dispute Resolution. If any dispute arises out of or relates to this Agreement, or the breach thereof, Executive and the Company agree to promptly negotiate in good faith to resolve such dispute. If the dispute cannot be settled by the parties through negotiation, Executive and the Company agree to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration or any other dispute resolution procedure. If the parties are unable to settle the dispute by mediation as provided in the preceding sentence within thirty (30) days of a written demand for mediation, any claim, controversy or dispute arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration before one (1) arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in English and held in Houston, Harris County, Texas, or such other location to which the parties mutually agree. The arbitrator shall among other things determine the validity, scope, interpretation and enforceability of this arbitration clause. The award shall be a reasoned award and rendered within thirty (30) days of the conclusion of the arbitration hearing. The decision of the arbitrator shall be final and binding and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing provisions of this Section 9.11, the Company may seek injunctive relief from a court of competent jurisdiction located in Harris County, Texas, in the event of a breach or threatened breach of any covenant contained in Section 5.

9.12. Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and Executive and Executive's legal representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EXECUTIVE:                    COMPANY:

STEWART INFORMATION SERVICES, INC.

/s/ John L. Killea                /s/ Matthew W. Morris
John L. Killea                    Matthew W. Morris
Chief Executive Officer

Date: November 17, 2017         Date: November 21, 2017

Exhibit A

Stewart Title Guaranty Company, Stewart Title Company and Affiliates Confidentiality, Non-Solicit, and Non-Compete Agreement

This Confidentiality, Non-Solicit, and Non-Compete Agreement ("Agreement") is entered into between the undersigned individual ("I", "me", or "Employee") and Stewart Title Guaranty Company, Stewart Title Company, or an affiliated company ("Employer"), for the benefit of Stewart Title Guaranty Company, and its parents, subsidiaries, affiliates, successors, and assigns to or for which Employee provides services, including Employer (collectively the "Company"). I understand the Company is in the business of providing global real estate services, including residential and commercial title insurance and closing and settlement services, offering products and services through its direct operations, network of Stewart Trusted Providers and family of companies, (the Company's "Business" or "line of business"), and seeks to employ me in a position of trust and confidence related to this line of business, and I wish to be employed in such a position. In consideration of my employment and the compensation and other benefits received as a consequence thereof, and the other mutual promises and representations of the parties made herein, the parties agree as follows:

1.Position of Trust and Confidence. In reliance upon the promises made by me in this Agreement, the Company will provide me with access to Confidential Information (including trade secrets) related to my position, and may also provide me specialized training related to the Company's Business and/or the opportunity to develop relationships with the Company's employees, business contacts (customers and others) and agents for the purpose of developing goodwill for the Company. I agree that my receipt of the foregoing would give me an unfair competitive advantage if my activities during employment, and for a reasonable period thereafter, were not restricted as provided for in this Agreement.

2.Confidential Information and Company Property. Subject to Paragraph 6, I agree to use Company's Confidential Information only in the performance of my duties, to hold such information in confidence and trust, and not to engage in any unauthorized use or disclosure of such information during my employment and for so long thereafter as such information qualifies as Confidential Information. "Confidential Information" means an item of information or compilation of information in any form (tangible or intangible) related to the Company's Business that I acquire or gain access to during my employment that the Company has not authorized public disclosure of, and that is not readily available to the public or persons outside the Company. By way of example and not limitation, Confidential Information is understood to include: lists and records, contact information, private contract terms, business preferences, and historical transaction data regarding existing and prospective customers; non public records and data regarding the Company's financial performance; business plans and strategies, forecasts and analyses; internal business methods and systems, know how, and innovations; marketing plans, research and analysis; unpublished pricing information, and variables such as costs, discounting options, and profit margins; business sale and acquisition opportunities identified by the Company and related analysis; records of private dealings with vendors, suppliers, and distributors; and Company trade secrets. I acknowledge that items of Confidential Information are the Company's valuable assets and have economic value because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of the Company. I agree that all records, in any form (such as email, database, correspondence, notes, files, contact lists, drawings, specifications, spreadsheets, manuals, and calendars) that contain Confidential Information or otherwise relate to the Company's Business, with the exception of wage and benefit related materials provided to me as an employee for my own use as an employee, are the property of the Company (collectively "Company Records"). I will follow all Company policies regarding use or storage of Company Records, and return all such records (including all copies) when my employment with Company ends or sooner if requested.

Confidential Information does not include information lawfully acquired by a non-management employee about wages, hours or other terms and conditions of employment when used for purposes protected by §7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for mutual aid or protection of laborers. For purpose of clarity, it shall still be a violation of this Agreement for a non-management employee to wrongfully compete by sharing Confidential Information with a competitor about other employees' compensation and benefits which was obtained through the course of employment with the Company for purposes of assisting such competitor in soliciting Company employees.

3.Protective Covenants. In order to protect the Company's Confidential Information (including trade secrets) and key business relationships, I agree that for a period of one (1) year after my employment ends (irrespective of which party ends the relationship or why it ends), I will not:

(a) solicit any employee of Company that I gained knowledge of through my employment with Employer (a "Covered Employee") to leave the employment of the Company; or,

(b) hire, attempt to hire, or assist in hiring any Covered Employee on behalf of a Competing Business; or,

(c) solicit, or attempt to solicit a Covered Customer or Key Relationship (terms separately defined below), as defined below, for the purpose of doing any business that would compete with the Company's Business, or,

(d) knowingly engage in any conduct that is intended to cause, or could reasonably be expected to cause the Covered Customer or Key Relationship to stop or reduce doing business with the Company, or that would involve diverting business opportunities away from the Company; or,

(e) provide services for the benefit of a Competing Business within the Territory (terms separately defined below) that are the same or similar in function or purpose to those I provided to the Employer during the Look Back Period; or

(f) take on any other responsibilities for a Competing Business that would involve the probable use or disclosure of Confidential Information or the conversion of Covered Customers or Key Relationships to the benefit of a Competing Business or detriment of the Company.

Nothing herein is intended or to be construed as a prohibition against general advertising such as "help wanted" ads that are not targeted at the Company's employees. This Agreement is not intended to prohibit: (i) employment with a non-competitive independently operated subsidiary, division, or unit of a family of companies that include a Competing Business, so long as the employing independently operated business unit is truly independent and my services to it do not otherwise violate this Agreement; or, (ii) a passive and non-controlling ownership of less than 2% of the stock in a publicly traded company. Further, nothing herein is intended to preclude conduct protected by Section 7 of the NLRA such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for mutual aid and protection.

"Competing Business" means any person or entity that engages in (or is planning to engage in) a business that competes with a portion of the Company Business that I had involvement with or access to Confidential Information during the last two years of my employment (or such shorter period of time as I am employed)(the "Look Back Period"). "Covered Customer" means a customer that I had material business-related contact or dealings with or received Confidential Information about during the Look Back Period. "Key Relationships" refers to a person or entity with an ongoing business relationship with the Company (including vendors, agents, and contractors) that I had material business-related contact or dealings with during the Look Back Period. "Territory" means the geographic territory(ies) assigned to me by Company during the Look Back Period (by state, county, or other recognized geographic boundary used in the Company's business); and, if I have no such specifically assigned geographic territory then: (i) those states and counties in which Company does business that I participated in and/or about which I was provided access to Confidential Information during the Look Back Period; and, (ii) the state and county where I reside and the states and counties contiguous thereto. I am responsible for seeking clarification from the Company's Human Resources department if it is unclear to me at any time what the scope of the Territory is. State and county references include equivalents.

4.Severability and Special Remedies. Each of my obligations under this Agreement shall be considered a separate and severable obligation. If a court determines that a restriction in this Agreement cannot be enforced as written due to an overbroad limitation (such as time, geography, or scope of activity), the parties agree that the court shall reform or modify the restrictions or enforce the restrictions to such lesser extent as is allowed by law. If, despite the foregoing, any provision contained in this Agreement is determined to be void or unenforceable, in whole or in part, then the other provisions of this Agreement will remain in full force and effect. The parties agree that the Company will suffer irreparable harm, in addition to any damages that can be quantified, by a breach of this Agreement by me. Accordingly, in the event of such a breach or a threatened breach, the Company will be entitled to all remedies that may be awarded by a Court of competent jurisdiction, recovery of its attorneys' fees and expenses (including not only costs of court, but also expert fees, travel expenses, and other expenses incurred), and any other legal or equitable relief allowed by law.

5.
Choice of Law and Venue. The Parties agree that the law of the State in which the Employee primarily resides and was last employed by the Employer shall govern the interpretation, application, and enforcement of this Agreement, without regard to any choice of law rules of that or any other state. All disputes arising out of this Agreement or concerning the interpretation or enforcement of this Agreement shall be exclusively brought in the state and federal courts covering Harris County, Texas. Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in Harris County, Texas, for any lawsuit arising from or relating to this Agreement.

6.Agreement Limitations. Nothing in this Agreement (i) prohibits me from reporting an event that I reasonably and in good faith believe is a violation of law to the relevant governmental or law enforcement agency (such as the Securities and Exchange Commission or Department of Labor), (ii) requires notice to or approval from the Company before doing so, or (iii) prohibits me from cooperating in an investigation conducted by such a governmental or law enforcement agency. The Company may not retaliate against me for any of these activities, and nothing in this Agreement requires me to waive any monetary award or other payment that I might become entitled to from any relevant governmental or law enforcement agency. This may include a disclosure of trade secret information provided that it must comply with the restrictions in the Defend Trade Secrets Act of 2016 (DTSA). The DTSA provides that no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (ii) is made in a complaint or other document if such filing is under seal so that it is not made public. Also, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. To the extent that I am covered by Section 7 of the National Labor Relations
Act (NLRA) because I am not in a supervisor or management role, nothing in this Agreement shall be construed to prohibit me from using information I acquire regarding the wages, benefits, or other terms and conditions of employment at the Company for any purpose protected under the NLRA. I understand that under the NLRA, covered employees have a right to self-organization, to form, join, or assist labor organizations, to bargain collectively through representatives of their own choosing, and to engage in other concerted activities for the purpose of collective bargaining or other mutual aid or protection, and to refrain from any or all of such activities.

7.Intellectual Property Protection and Assignment. Employee is expected to use his or her inventive and creative capacities for the benefit of the Employer and to contribute, where possible, to the Employer's intellectual property in the ordinary course of employment.

(a)Definitions. "Inventions" mean any and all inventions, software source code, discoveries, improvements, designs, processes, machines, products, innovations, business methods or systems, know how, ideas or concepts of commercial value or utility, and related technologies or methodologies, whether or not shown or described in writing or reduced to practice and whether patentable or not. "Works" mean any and all original works of authorship, including, but not limited to: literary works (including any and all written material), mask works, computer programs, formulas, tests, notes, data compilations, databases, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, and audio visual works; whether copyrightable or not, and regardless of the form or manner in which documented or recorded. "Trademarks" mean any and all trademarks, service marks, trade dress or names, domain names, symbols, special wording or devices used to identify a business or its business activities whether subject to trademark protection or not and all goodwill associated therewith. The foregoing is collectively referred to in this Agreement as "Intellectual Property."

(b)
Inventions Assignment. I agree to and do hereby grant and assign to Employer or its nominee my entire right, title and interest in and to all Inventions that are made, conceived, or reduced to practice by me, alone or jointly with others, during my employment with Employer (whether during working hours or not) that either (i) relate to Employer's business, or actual or demonstrably anticipated research or development of the Employer, or (ii) involve the use or assistance of any tools, time, material, personnel, information, or facility of the Employer, or (iii) result from or relate to any work, services, or duties undertaken by me for the Employer.

(c)
Works and Trademarks. I recognize that all Works and Trademarks conceived, created, or reduced to practice by me, alone or jointly with others, during my employment shall to the fullest extent permissible by law be considered the Employer's sole and exclusive property and "works made for hire" as defined in the U.S. Copyright Laws for purposes of United States law and the law of any other country adhering to the "works made for hire" or similar notion or doctrine, and will be considered the Employer's property from the moment of creation or conception forward for all purposes without the need for any further action or agreement by Employee or the Employer. If any such Works, Trademarks or portions thereof shall not be legally qualified as a works made for hire in the United States or elsewhere, or shall subsequently be held to not be a work made for hire or not the exclusive property of the Employer, I do hereby assign to Employer all of my rights, title and interest, past, present and future, to such Works or Trademarks. I will not engage in any unauthorized publication or use of such Company Works or Trademarks, nor will I use same to compete with or otherwise cause damage to the business interests of the Employer.

(d)
Waiver, License and Cooperation Obligation. It is the purpose and intent of this Agreement to convey to Employer all of the rights (inclusive of moral rights) and interests of every kind, that I may hold in Inventions, Works, Trademarks and other Intellectual Property that are covered by Paragraphs 7 (a) - (c) above ("Company Intellectual Property"), past, present and future; and, Employee waives any right that Employee may have to assert moral rights or other claims contrary to the foregoing understanding. It is understood that this means that in addition to the original work product (be it invention, plan, idea, know how, concept, development, discovery, process, method, or any other legally recognized item that can be legally owned), the Employer exclusively owns all rights in any and all derivative works, copies, improvements, patents, registrations, claims, or other embodiments of ownership or control arising or resulting from an item of assigned Intellectual Property everywhere such may arise throughout the world. The decision whether or not to commercialize or market any Company Intellectual Property is within the Employer's sole discretion and for the Employer's sole benefit and no royalty will be due to Employee as a result of the Employer's efforts to commercialize or market any such invention. In the event that there is any Invention, Work, Trademark, or other form of intellectual property that is incorporated into any product or service of the Employer that Employee retains any ownership of or rights in despite the assignments created by this Agreement, then Employee does hereby grant to the Employer and its assigns a nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, worldwide license to the use and control of any such item that is so incorporated and any derivatives thereof, including all rights to make, use, sell, reproduce, display, modify, or distribute the item and its derivatives. All assignments of rights provided for in this Agreement are understood to be fully completed and immediately effective and enforceable assignments by Employee of all intellectual property rights in Company Intellectual Property. When requested to do so by Employer, either during or subsequent to employment with Employer, Employee will (i) execute all documents requested by Employer to affirm or effect the vesting in Employer of the entire right, title and interest in and to the Company Intellectual Property at issue, and all patent, trademark, and/or copyright applications filed or issuing on such property; (ii) execute all documents requested by Employer for filing and obtaining of patents, trademarks and/or copyrights; and (iii) provide assistance that Employer reasonably requires to protect its right, title and interest in the Company Intellectual Property, including, but not limited to, providing declarations and testifying in administrative and legal proceedings with regard to Company Intellectual Property. Power of Attorney: Employee does hereby irrevocably appoint the Employer as its agent and attorney in fact to execute any documents and take any action necessary for applications, registrations, or similar measures needed to secure the issuance of letters patent, copyright or trademark registration, or other legal establishment of the Employer's ownership and control rights in Company Intellectual Property in the event that Employee's signature or other action is necessary and cannot be secured due to Employee's physical or mental incapacity or for any other reason.

(e)Records and Notice Obligations. Employee will make and maintain, and not destroy, notes and other records related to the conception, creation, discovery, and other development of Company Intellectual Property. These records shall be considered the exclusive property of the Employer and are covered by Paragraphs 1 and 3 above. During employment and for a period of one (1) year thereafter, Employee will promptly disclose to the Employer (without revealing the trade secrets of any third party) any Intellectual Property that Employee creates, conceives, or contributes to, alone or with others, that involve, result from, relate to, or may reasonably be anticipated to have some relationship to the line of business the Employer is engaged in or its actual or demonstrably anticipated research or development activity.

(f)
Prior Intellectual Property. Employee will not claim rights in, or control over, any Invention, Work, or Trademark as something excluded from this Agreement because it was conceived or created prior to being employed by Employer (a "Prior Work") unless such item is identified on Appendix Band signed by Employee as of the date of this Agreement. Employee will not incorporate any such Prior Work into any work or product of the Employer without prior written authorization from the Employer to do so; and, if such incorporation does occur, Employee grants Employer and its assigns a nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, worldwide license to the use and control of any such item that is so incorporated and any derivatives thereof, including all rights to make, use, sell, reproduce, display, modify, or distribute the item and its derivatives.

(g)
Notice. To the extent that Employee is a citizen of California and subject to its law, then Employee is notified that the foregoing assignment shall not include inventions excluded under Cal. Lab. Code § 2870 which provides: "(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of concept or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer", and to the extent Employee is a citizen of and subject to the law of another state which provides a similar limitation on invention assignments then Employee is notified that the foregoing assignment shall not include inventions excluded under such law (namely, Delaware Code Title 19 Section 805; Illinois 765ILCS1060/1-3, "Employees Patent Act"; Kansas Statutes Section 44-130; Minnesota Statutes 13A Section 181.78; North Carolina General Statutes Article lOA, Chapter 66, Commerce and Business, Section 66-57.1; Utah Code Sections 34-39-1 through 34-39-3, "Employment Inventions Act"; Washington Rev. Code, Title 49 RCW: Labor Regulations, Chapter 49.44.140).

7.Survival, All Duties and At-Will Status Preserved. Nothing in this Agreement limits or reduces any common law or statutory duty I owe to the Company, nor does this Agreement limit or eliminate any remedies available to the Company for a violation of such duties. This Agreement will survive the expiration or termination of Employee's employment with the Company and/or any assignee pursuant to Paragraph 9 and shall, likewise, continue to apply and be valid notwithstanding any change in the Employee's duties, responsibilities, position, or title. Nothing in this Agreement modifies the parties' at will employment relationship or limits either party's right to end the employment relationship between them.

8.Tolling. If Employee fails to comply with a timed restriction in this Agreement, the time period for that will be extended by one day for each day Employee is found to have violated the restriction, up to a maximum of twelve (12) months.

9.Assignment. This Agreement, including the restnct1ons on Employee's activities set forth herein, also apply to any parent, subsidiary, affiliate, successor and assign of the Company to which Employee provides services or about which Employee receives Confidential Information. The Company shall have the right to assign this Agreement at its sole election without the need for further notice to or consent by Employee.

AGREED:

Employee:                    For Company:

/s/ John L. Killea                /s/ Matthew W. Morris
John L. Killea                    Matthew W. Morris
Chief Executive Officer

Date: November 17, 2017         Date: November 21, 2017

APPENDIX A

Arizona:

If Employee resides in Arizona and is subject to Arizona law, then the following applies to Employee: (a) Employee's nondisclosure obligation in Paragraph 2 shall extend for a period of three (3) years after Employee's termination as to Confidential Information that does not qualify for protection as a trade secret. Trade Secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret; and (b) the restrictions in Paragraph 3 shall be limited to the Territory.
California:

If Employee resides in California, then the following applies to Employee: (a) the no-hire provision in Paragraph 3(b) shall not apply; (b) Paragraph 3(c)-(d) shall be limited to situations where Employee is aided in his or her conduct by the use or disclosure of the Company's trade secrets (as defined by California law); (c) the noncompetition restrictions in Paragraph 3(e) and (f) shall not apply; (d) the provision in Paragraph 4 allowing the Company to recover its attorneys' fees and expenses shall not apply; and (e) the venue provision in Paragraph 5 shall not apply.
Oklahoma:

For so long as Employee resides in Oklahoma and is subject to Oklahoma law, the noncompetition restrictions in Paragraph 3(e) and (f) shall not apply.
Oregon:

For so long as Employee resides in Oregon and is subject to Oregon law, the restrictions in Paragraph 3(e) and (f) shall only apply if Employee: (a) is engaged in administrative, executive or professional work and performs predominantly intellectual, managerial, or creative tasks, exercises discretion and independent judgment and earns a salary or is otherwise exempt from Oregon's minimum wage and overtime laws; (b) the Company has a "protectable interest" (meaning, access to trade secrets or competitively sensitive confidential business or professional information); and (c) the total amount of the Employee's annual gross salary and commission, calculated on an annual basis, at the time of the Employee's termination, exceeds the median family income for a family of four, as determined by the United States Census Bureau. However, if Employee does not meet requirements of either (a) or (c) (or both), the Company may, on a case-by-case basis, decide to make Paragraphs 3(e) and (f) enforceable as to Employee (as allowed by Oregon law), but paying the Employee during the period of time the Employee is restrained from competing the greater of: (i) compensation equal to at least 50 percent of the Employee's annual gross base salary and commissions at the time of the Employee's termination; or (ii) fifty percent of the median family income for a four-person family, as determined by the United States Census Bureau for the most recent year available at the time of the Employee's termination.
Wisconsin:

For so long as Employee resides in Wisconsin and is subject to Wisconsin law: (a) Employee's nondisclosure obligation in Paragraph 2 shall extend for a period of three (3) years after Employee's termination as to Confidential Information that does not qualify for protection as a trade secret. Trade Secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret; (b) Paragraph 8 shall not apply; and (c) Paragraph 3(a) and (b) is rewritten as follows: "While employed and for a period of one (1) year from the date of the termination of Employee's employment, I will not participate in soliciting any Covered Employee of the Company that is in a Sensitive Position to leave the employment of the Company on behalf of (or for the benefit of) a Competing Business nor will I knowingly assist a Competing Business in efforts to hire a Covered Employee away from the Company. As used in this paragraph, an employee is a "Covered Employee" if the employee is someone with whom Employee worked, as to whom Employee had supervisory responsibilities, or regarding which Employee received Confidential Information during the Look Back Period. An employee in a "Sensitive Position" refers to an employee of the Company who is in a management, supervisory, sales, research and development, or similar role where the employee 1s provided Confidential Information or is involved in business dealings with the Company's customers."

APPENDIX B

Statement Regarding Prior Inventions, Works &Trademarks

Employee seeks to exclude his or her Prior Works (Invention, Work, or Trademark) listed below from assignment to the Employer under Paragraph 7(-t) of the attached Agreement (if there are none, write "none" or leave the section below blank):
___________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

Employee agrees not to disclose the trade secrets of any third party in describing the Prior Work. If additional pages are attached to provide a description, this fact and the number of pages attached are described above.

Employee:

/s/ John L. Killea Date: November 17, 2017
(signature)

STEWART INFORMATION SERVICES CORPORATION
RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Award Agreement”) is hereby granted as of November 6, 2017 (the “Grant Date”) by Stewart Information Services Corporation, a Delaware corporation (the “Company”), to John L. Killea (the “Participant”) pursuant to the Stewart Information Services Corporation 2014 Long Term Incentive Plan (the “Plan”), subject to the terms and conditions set forth therein and as set out in this Award Agreement. Capitalized terms used herein shall, unless otherwise required by the context, have the meaning ascribed to such terms in the Plan.
By action of the Committee, and subject to the terms of the Plan, the Participant is hereby granted restricted stock units (the “Stock Units”), each of which represent a contractual right that entitles the Participant potentially to receive a share of the Company’s Common Stock, no par value (“Shares”), provided all of the conditions for settlement of the Stock Units have been satisfied, subject to the Plan and to the restrictions and risks of forfeiture as set forth in this Award Agreement.
NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Award Agreement, the Company and the Participant agree as follows:
1.Grant. The Company grants to the Participant, upon the terms and conditions set forth in this Award Agreement and as set forth in the Plan 19,664 Stock Units.

2.Vesting and Forfeiture.
(a)Any Stock Units that are not vested as of the date of the Participant’s termination of employment for any reason shall be automatically forfeited without any further action required to be taken by the Participant or the Company.
(b)In general, the Stock Units shall become vested on the dates set forth below (each, a “Vesting Date”), as to the specified percentage of the Stock Units indicated:

Vesting Date	Cumulative Vested Stock Units
First anniversary of the Grant Date	2,621
Second anniversary of the Grant Date	6,553
One day following the second anniversary of the Grant Date	13,107
Third anniversary of the Grant Date	19,664
The vesting of the Participant’s Stock Units, as set forth above, shall only occur if the Participant has remained continuously employed through the relevant Vesting Date. Any Stock Units that are not vested as of the Participant’s termination of employment for any reason shall be forfeited.
3.Accelerated Vesting. This Section 3 constitutes the sole basis on which the Stock Units become vested prior to the vesting provided for in Section 2(b).
(a)Notwithstanding anything set forth above to the contrary, in the event there is a Change of Control (as hereinafter defined) and, in connection with, or during the twenty-four (24) month period following, the consummation of the relevant transaction, the Participant incurs a separation from service (as that term is defined for purposes of Code Section 409A) by reason of the Company’s termination of the Participant’s employment without Cause (as defined in the Participant’s employment agreement) or, during the twenty-four (24) month period following the consummation of the relevant transaction, the Participant incurs a separation from service by reason of the Participant’s resignation for Good Reason (as defined for purposes of the Participant’s employment agreement), then the Stock Units shall be fully vested as of the date of the Participant’s separation from service, and settlement shall occur as soon as practicable following the Participant’s separation from service, subject to deferral of settlement until the first day of the seventh month following the Participant’s termination of employment if such deferral is required to comply with Code Section 409A(a)(2)(B)(i) (regarding required delay in payment of nonqualified deferred compensation to “specified employees”).
(b)For purposes of this Section 3, a “Change of Control” shall be deemed to have occurred if any of the following events shall occur:

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(i)any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;
(ii)there occurs a proxy contest or a consent solicitation, or the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization, as a consequence of which members of the Board in office immediately prior to such transaction or event thereafter constitute less than a majority of the Board;
(iii)there occurs a reverse merger involving the Company in which the Company is the surviving corporation but the shares of common stock of the Company outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise;
(iv)there is a sale of other disposition of all or substantially all of the assets of the Company;
(v)there is an adoption of any plan or proposal for the liquidation or dissolution of the Company; or
(vi)Stewart Title Guaranty Company is placed in supervision, receivership, conservatorship, or special administrative action by the Texas Department of Insurance.
Notwithstanding the foregoing, in any circumstance or transaction in which compensation resulting from or in respect of an Award would result in the imposition of an additional tax under Section 409A if the foregoing definition of “Change of Control” were to apply, but would not result in the imposition of any additional tax if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), then “Change of Control” shall mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Section 409A.
4.Settlement of Vested Stock Units.
(a)The portion of the Stock Units that become vested on the first anniversary of the Grant Date shall be settled by the delivery of cash or shares of Common Stock (as determined at the discretion of the Committee) as soon as practicable following the first anniversary of the Grant Date.
(b)The portion of the Stock Units that become vested on the second anniversary of the Grant Date shall be settled by the delivery of cash or shares of Common Stock (as determined at the discretion of the Committee) as soon as practicable following the second anniversary of the Grant Date.
(c)Any additional vested Stock Units shall be settled by the delivery of cash or shares of Common Stock (as determined at the discretion of the Committee) as soon as practicable following the third anniversary of the Grant Date.
(d)In addition, in the event any dividends are paid to shareholders during the period following the Grant Date and up to the settlement of any Stock Units, the Participant shall be entitled to a payment, at the same time the Stock Units are settled, equal to the amount that would have been paid as dividends to the Participant had the Participant held the underlying Shares during that period (“Dividend Equivalents”). The Committee shall have the right to determine whether the Dividend Equivalents shall be paid in cash or in the form of a distribution of additional shares of Common Stock having the same value and to determine whether to deem such dividends to have been reinvested in shares at the time the dividends were paid.

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5.Status of Stock Units and Certain Tax Matters. The Stock Units subject to this Award Agreement are only a contractual right of the Participant potentially to receive Shares corresponding to the number of Stock Units granted to the Participant. As a consequence, the Stock Units do not constitute property for purposes of Code Section 83. As a consequence, the Participant will be taxable for federal income tax purposes on the value of the Shares distributed to the Participant at the time the Shares are distributed, and not at the time the Stock Units vest. Notwithstanding the foregoing, the value of the Stock Units is treated as creating a form of nonqualified deferred compensation to which Code Sections 409A and 3121(v) are applicable. As a consequence, the value of the Stock Units is subject to certain wages taxes (for Social Security and Medicare) at the time of vesting and the Company shall be entitled to cancel vested Stock Units as a means to cover the Company’s wage withholding obligations that arise on vesting. Vesting is not, however, intended generally to be a taxable event for purposes of federal income taxation or Code Section 409A. Because the time of settlement or payment is, in all cases, fixed by reference to a specified schedule of payments that is not subject to acceleration, except for the cancellation of Stock Units for withholding purposes, which is permissible under Code Section 409A, all requirements of Code Section 409A are intended to be met, and this Award Agreement shall be interpreted in a manner consistent with the Company’s intent to satisfy all applicable requirements of Code Section 409A.

6.Employment. Nothing in the Plan or in this Award Agreement shall confer upon the Participant any right to be continued as an employee of the Company or interfere in any way with the right of the Company to remove the Grantee as an employee at any time for any cause.

7.Binding Effect. This Award Agreement shall be binding upon and shall inure to the benefit of any successor of the Company, but except as provided above, the Shares subject to this Award Agreement shall not be assigned or otherwise disposed of by the Participant.

8.The Plan. This Award Agreement is subject to the terms and conditions of the Plan. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall control.

IN WITNESS WHEREOF, this Award Agreement has been executed on this 29th day of November, 2017.
STEWART INFORMATION SERVICES CORPORATION

By: /s/ Matthew W. Morris
Matthew W. Morris
Chief Executive Officer

ACKNOWLEDGED

By: /s/ John L. Killea
John L. Killea

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